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                                                                    EXHIBIT 10.8

                              EMPLOYMENT AGREEMENT

         This Employment Agreement (the "Agreement") by and between Lason Systems, Inc., a Delaware corporation (the "Company"), and Douglas S. Kearney ("Employee") is hereby entered into and effective as of July 19, 2002. This Agreement hereby supersedes any other employment agreements or understandings, written or oral, between the Company and Employee, except for the terms and allocations approved by the Board of Directors, as of the Effective Date, related to the Company's Executive Management Incentive Plan.

                                    RECITALS

         The following is a recital of the fact underlying this Agreement:

         As of the date of this Agreement, the Company is engaged primarily in the business of providing document and information management outsourcing solutions.

         Employee is employed hereunder by the Company in a confidential relationship wherein Employee, in the course of his employment with the Company, has and will continue to become familiar with and aware of information as to the Company's customers' specific manner of doing business, including the processes, techniques and trade secrets utilized by the Company, and future plans with respect thereto, all of which has been and will be established and maintained at great expense to the Company; this information is a trade secret and constitutes the valuable goodwill of the Company. In consideration for Employee's promises herein, the Company agrees to provide Employee with such confidential information; in return, Employee recognizes and acknowledges that such information must be maintained in confidence, and to further such protection agrees to the provisions of Section 3 of this Agreement.

         Therefore, in consideration of the mutual promises, terms, covenants and conditions set forth herein and the performance of each, it is hereby agreed as follows:

                                   AGREEMENTS

         1. Employment and Duties.

         (a) The Company hereby employs Employee as Executive Vice President, Chief Financial Officer and Secretary. As such, Employee shall have responsibilities, duties and authority reasonably accorded to and expected of an Executive Vice President, Chief Financial Officer and Secretary and will report directly to the President and Chief Executive Officer of the Company. Employee hereby accepts this employment upon the terms and conditions herein contained and, subject to Section 1(b), agrees to devote his working time, attention and efforts to promote and further the business of the Company.

         (b) Employee shall not, during the term of his employment hereunder, be engaged in any other business activity pursued for gain, profit or other pecuniary advantage except to the extent that such activity (i) does not interfere with Employee's duties and responsibilities hereunder and (ii) does not violate Section 3 hereof. The foregoing limitations shall not be construed as prohibiting Employee from (A) serving on the boards of directors of other companies or (B) making personal investments in such form or manner as will neither require his services, other than to a minimal extent, in the operation or affairs of the companies or enterprises in which such investments are made nor violate the terms of Section 3 hereof.

         2. Compensation. For all services rendered by Employee, the Company shall compensate Employee as follows:

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         (a) Base Salary. The base salary payable to Employee shall be $225,000 per year, payable on a regular basis in accordance with the Company's standard payroll procedures but not less than bi-weekly. On at least an annual basis, the Board of Directors of the Company (the "Board") will review Employee's performance and may, by a majority vote of the Board or by a duly constituted committee thereof, make increases to such base salary if, in its discretion, any such increase is warranted.

         (b) Incentive Bonus Plan. Employee shall be eligible for a bonus opportunity of up to 30% of his annual base salary in accordance with the Company's Incentive Bonus Plan as modified from time to time, payable in cash. The bonus payment and the Company's targeted performance shall be determined and approved by the Board or the compensation committee thereof.

         (c) Executive Perquisites, Benefits and Other Compensation. Employee shall be entitled to receive additional benefits and compensation from the Company in such form and to such extent as specified below:

                  (i) Payment for coverage for Employee and his dependent family members under health, hospitalization, disability, dental, life and other insurance plans in accordance with terms and conditions of the Company's current benefit plans as same may be modified from time to time, and not less favorable than the benefits provided to other Company executives.

                  (ii) Reimbursement for all business travel and other out-of-pocket expenses reasonably incurred by Employee in the performance of his services pursuant to this Agreement. All reimbursable expenses shall be appropriately documented in reasonable detail by Employee upon submission of any request for reimbursement, and in a format and manner consistent with the Company's expense reporting policy.

                  (iii) Three (3) weeks paid vacation for each year during the period of employment or such greater amount as may be afforded officers and key employees generally under the Company's policies in effect from time to time (prorated for any year in which Employee is employed for less than the full year).

                  (iv) An automobile allowance in the amount of $650.00 per month.

                  (v) The Company shall provide Employee with other executive perquisites as may be available to or deemed appropriate for Employee by the Board and participation in all other Company-wide employee benefits as available from time to time.

                  (vi) Participation in the Company's 401(k) Plan and Non-Qualified Plan.

                  (vii) The Company shall reimburse Employee up to $ 4,000.00 per year for expenditures on health costs (excluding insurance premiums paid by the Company in accordance with Section 2(c)(i) above), insurance, financial planning or tax planning benefits (or similar benefits, or such other benefits at the discretion of the Company) or club dues, all as selected by Employee.

         3. Non-Competition Agreement.

         (a) Subject to Sections 5(d) and (f) and Section 12, Employee will not, during the period of his employment by or with the Company, and for a period of two (2) years immediately following the termination of his employment with the Company, for any reason whatsoever directly or indirectly, for himself or on behalf of or in conjunction with any other person, company, partnership, corporation, business or entity of whatever nature:

                  (i) engage, as an officer, director, shareholder, owner, partner, joint venturer, or in a managerial capacity, whether as an employee, independent Contractor, consultant or advisor, or as a sales representative, in any


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         business selling any products or services in direct competition with the Company, within 100 miles of (i) the principal executive offices of the Company or (ii) any place to which the Company provides products or services or in which the Company (including the subsidiaries thereof) is in the process of initiating business operations during the term of this covenant (the "Territory");

                  (ii) call upon any person who is, at that time, within the Territory, an employee of the Company (including the subsidiaries thereof) in a managerial capacity for the purpose or with the intent of enticing such employee away from or out of the employ of the Company (including the subsidiaries thereof), provided that Employee shall be permitted to call upon and hire any member of his immediate family;

                  (iii) call upon any person or entity which is, at that time, or which has been, within one (1) year prior to that time, a customer of the Company (including the subsidiaries thereof within the Territory for the purpose of soliciting or selling products or services in direct competition with the Company within the Territory;

                  (iv) disclose customers, whether in existence or proposed, of the Company (or the subsidiaries thereof) to any person, firm, partnership, corporation or business for any reason or purpose whatsoever.

         As used in Section 3(a), references to the business, customers, Territory, etc. of the Company refer to the status of the Company prior to any Change in Control (i.e., such breadth of business, customers, Territory, etc. shall not automatically be expanded to include those of a successor to the Company resulting from a Change in Control). Notwithstanding the above, the foregoing covenant shall not be deemed to prohibit Employee from acquiring as an investment not more than three percent (3%) of the capital stock of a competing business, whose stock is traded on a national securities exchange or over-the-counter.

         (b) Because of the difficulty of measuring economic losses to the Company as a result of a breach of the foregoing covenant, and because of the immediate and irreparable damage that could be caused to the Company for which it would have no other adequate remedy, Employee agrees that the foregoing covenant may be enforced by the Company in the event of breach by him by injunctions and restraining orders without the necessity of posting any bond therefor.

         (c) In the course of Employee's employment with the Company, Employee will become exposed to certain of the Company's confidential information and business relationships, which the above covenants are designed to protect. It is agreed by the parties that the foregoing covenants in this Section 3 impose a reasonable restraint on Employee in light of the activities and business of the Company (including the Company's subsidiaries) on the date of the execution of this Agreement and the current plans of the Company (including the Company's subsidiaries); but it is also the intent of the Company and Employee that such covenants be construed and enforced in accordance with the changing activities, business and locations of the Company (including the Company's subsidiaries) throughout the term of this covenant, whether before or after the date of termination of the employment of Employee, subject to the following paragraph. For example, if, during the term of this Agreement, the Company (including the Company's subsidiaries) engages in new and different activities, enters a new business or established new locations for its current activities or business in addition to or other than the activities or business enumerated under the Recitals above or the locations currently established therefor, then Employee will be precluded from soliciting the customers or employees of such new activities or business or from such new location and from directly competing with such new business within 100 miles of its then-established operating location(s) through the term of this covenant.

         It is further agreed by the parties hereto that, in the event that Employee shall cease to be employed hereunder, and shall enter into a business or pursue other activities not in competition with the Company (including the Company's subsidiaries), or similar activities or business in locations the operation of which, under such circumstances, does not violate clause (i) of this Section 3, and in any event such new business, activities or location are not in violation of this Section 3 or of Employee's obligations under this
Section 3, if any, Employee shall not be chargeable with a violation of this
Section 3 of the Company (including the Company's subsidiaries) shall thereafter enter the same, similar or a competitive (i) business, (ii) course of activities or (iii) location, as applicable.


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         (d) The covenants in this Section 3 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which the court deems reasonable, and the Agreement shall thereby be reformed to such extent.

         (e) All of the covenants in this Section 3 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of Employee against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of such covenants. It is specifically agreed that the period of two (2) years following Employee's employment set forth at the beginning of this Section 3, during which the agreements and covenants of Employee made in this Section 3 shall be effective, shall be computed by excluding from such computation any time during which Employee is in violation of any provision of this Section 3.




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         4. Place of Performance.

         (a) Employee's place of employment is the Company's headquarters in Troy, Michigan. Employee understands that he may be requested by the Board to relocate from his present residence to another geographic location in order to more efficiently carry out his duties and responsibilities under this Agreement or as part of a promotion or other increase in duties and responsibilities. In the event that Employee is requested to relocate and agrees to do so, the Company will pay all relocation costs to move Employee, his immediate family and their personal property and effects. Such costs may include, by way of example, but are not limited to, pre-move visits to search for a new residence, investigate schools or for other purposes; temporary lodging and living costs prior to moving into a new permanent residence; duplicate home carrying costs; all closing costs on the sale of Employee's present residence and on the purchase of a comparable residence in the new location; and added income taxes that Employee may incur, as a result of any payment hereunder, to the extent any relocation costs are not deductible for tax purposes. The general intent of the foregoing is that Employee shall not personally bear any out-of-pocket cost as a result of the relocation, with an understanding that Employee will use his best efforts to incur only those costs which are reasonable and necessary to effect a smooth, efficient and orderly relocation with minimal disruption to the business affairs of the Company and the personal life of Employee and his family.

         (b) Notwithstanding the above, if Employee is requested by the Board to relocate and Employee refuses, such refusal shall not constitute "good cause" for termination of this Agreement under the terms of Section 5(c).

         5. Term; Termination; Rights on Termination. The term of this Agreement shall begin on the date hereof and continue through December 31, 2005 (the "Initial Term"), unless terminated sooner as herein provided. Either the Company or Employee shall have the option of renewing this Agreement for an additional three (3) year term following the Initial Term provided that with the terms and conditions of such extended employment are mutually agreed upon by the Company and Employee not less than sixty (60) days prior to the expiration of the Initial Term. This Agreement and Employee's employment may be terminated in any one of the following ways:

         (a) Death. The death of Employee shall immediately terminate the Agreement with no severance compensation due to Employee's estate.

         (b) Disability. If, as a result of incapacity due to physical or mental illness or injury, Employee shall have been absent from his full-time duties hereunder for four (4) consecutive months, then thirty (30) days after receiving written notice (which notice may occur before or after the end of such four (4) month period, but which shall not be effective earlier than the last day of such four (4) month period), the Company may terminate Employee's employment hereunder provided Employee is unable to resume his fulltime duties at the conclusion of such notice period. Also, Employee may terminate his employment hereunder if his health should become impaired to an extent that makes the continued performance of his duties hereunder hazardous to his physical or mental health or his life, provided that Employee shall have furnished the Company with a written statement from a qualified doctor to such effect and provided, further, that, at the Company's request made within thirty (30) days of the date of such written statement, Employee shall submit to an examination by a doctor selected by the Company who is reasonably acceptable to Employee or Employee's doctor and such doctor shall have concurred in the conclusion of Employee's doctor. In the event this Agreement is terminated as a result of Employee's disability, Employee shall receive from the Company, in a lump-sum payment due within ten (10) days of the effective date of termination, the base salary at the rate then in effect for whatever time period is remaining under the Term of this Agreement or for one (1) year, whichever amount is greater.

         (c) Good Cause. The Company may terminate the Agreement ten (10) days after written notice to Employee for good cause, which shall be: (1) Employee's material and irreparable breach of this Agreement; (2) Employee's gross negligence in the performance or intentional nonperformance (continuing for ten
(10) days after receipt of the written notice of same) of any of Employee's material duties and responsibilities hereunder; (3) Employee's dishonesty, fraud or misconduct with respect to the business or affairs of the Company which materially and adversely affects the operations or reputation of the Company;
(4) Employee's conviction of a felony crime; or (5) chronic alcohol abuse or illegal drug abuse by Employee.


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In the event of a termination for good cause, as enumerated above, Employee shall have no right to any severance compensation.

         (d) Without Cause. At any time after the commencement of employment, the Company may, without cause, terminate this Agreement and Employee's employment, effective thirty (30) days after written notice is provided to the Employee. Should Employee be terminated by the Company without cause, Employee shall receive from the Company, in a lump-sum payment ("Severance Pay") due on the effective date of termination, the base salary at the rate then in effect for whatever time period is remaining under the term of this Agreement or for one (1) year, whichever amount is greater. Further, any termination without cause by the Company shall operate to shorten the period set forth in Section 3(a) and during which the terms of Section 3 apply to one (1) year from the date of termination of employment.

         (e) Change in Control. Refer to Section 12 below.

         (f) Termination by Employee for Good Reason. Employee may terminate his employment hereunder for "Good Reason." As used herein, "'Good Reason" shall mean the continuance of any of the following after ten (10) days' prior written notice by Employee to the Company, specifying the basis for such Employee's. having Good Reason to terminate this Agreement:

                  (i) the assignment to Employee of any duties materially and adversely inconsistent with Employee's position as specified in Section I hereof (or such other position to which he may be promoted), including status, offices, responsibilities or persons to whom Employee reports as contemplated under Section I of this Agreement, or any other action by the Company which results in a material and adverse change in such position, status, offices, titles or responsibilities;

                  (ii) Employee's removal from, or failure to be reappointed or reelected to, Employee's position under this Agreement, except as contemplated by Sections 5(a), (b), (c) and (e); or

                  (iii) any other material breach of this Agreement by the Company that is not cured within the ten (10) day time period set forth in Section 5(f) above, including the failure to pay Employee on a timely basis the amounts to which he is entitled under this Agreement.

In the event of any termination by the Employee for Good Reason, as determined by a court of competent jurisdiction or pursuant to the provisions of Section 16 below, the Company shall pay all amounts and damages to which Employee may be entitled as a result of such breach, including interest thereon and all reasonable legal fees and expenses and other costs incurred by Employee to enforce his rights hereunder. In addition, Employee shall be entitled to receive Severance Pay equivalent to the base salary at the rate then in effect for whatever time period is remaining under the Term of this Agreement or for one
(1) year, whichever amount is greater. Further, none of the provisions of
Section 3 shall apply in the event this Agreement is terminated by Employee for Good Reason.

         (g) Termination by Employee Without Good Reason. If Employee resigns or otherwise terminates his employment without Good Reason pursuant to Section 5(f), Employee shall receive no severance compensation.

Upon termination of this Agreement for any reason provided in clauses (a) through (g) above, Employee shall be entitled to receive all compensation earned and all benefits, vested and reimbursements due through the effective date of termination. Additional compensation subsequent to such a termination of this Agreement, if any, will be due and payable to Employee only to the extent and in the manner expressly provided above or in Section 16. Except as otherwise provided in this Section 5, all other rights and obligations of the Company and Employee under this Agreement shall cease as of the effective date of termination of this Agreement; however, the Company's obligations under Section 9 herein and Employee's obligations under Sections 3, 6, 7, 8 and 10 herein shall survive such termination in accordance with their terms.



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         6. Return of Company Property. All records, designs, patents, business plans, financial statements, manuals, memoranda, lists and other property delivered to or compiled by Employee by or on behalf of the Company (including the Company's subsidiaries) or its representatives, vendors or customers which pertain to the business of the Company (including the Company's subsidiaries) shall be and remain the property of the Company and be subject at all times to its discretion and control. Likewise, all correspondence, reports, records, charts, advertising materials and other similar data pertaining to the business, activities or future plans of the Company (including the Company's subsidiaries) which is collected by Employee shall be delivered promptly to the Company without request by it upon termination of Employee's employment.

         7. Inventions. Employee shall disclose promptly to the Company any and all significant conceptions and ideas for inventions, improvements and valuable discoveries, whether patentable or not, which are conceived or made by Employee, solely or jointly with another, during the period of employment or within one
(1) year thereafter, and which are directly related to the business or activities of the Company (including the Company's subsidiaries) and which Employee conceives as a result of his employment by the Company. Employee hereby assigns and agrees to assign all his interests therein to the Company or its nominee. Whenever requested to do so by the Company, Employee shall execute any and all applications, assignments or other instruments that the Company shall deem necessary to apply for and obtain letters patent of the United States or any foreign country or to otherwise protect the Company's interest therein.

         8. Trade Secrets. Employee agrees that he will not, during or after the term of this Agreement with the Company, disclose the specific terms of the Company's (including the Company's subsidiaries) relationships or agreements with its significant vendors or customers or any other significant and material trade secret of the Company (including the Company's subsidiaries), whether in existence or proposed, to any person, firm, partnership, corporation or business for any reason or purpose whatsoever, except as is disclosed in the ordinary course of business.

         9. Indemnification. In the event Employee is made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by the Company against Employee), by reason of the fact that he is or was either performing services under this Agreement or performing services prior to the date of this Agreement as an employee of the Company], then the Company shall indemnify Employee against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, as actually and reasonably incurred by Employee in connection therewith. In the event that both Employee and the Company are made a party to the same third-party action, complaint, suit or proceeding, the Company agrees to engage competent legal representation, and Employee agrees to use the same representation, provided that if counsel selected by the Company shall have a conflict of interest that prevents such counsel from representing Employee, Employee may engage separate counsel and the Company shall pay all attorneys' fees of such separate counsel. Further, while Employee is expected at all times to use his best efforts to faithfully discharge his duties under this Agreement, Employee cannot be held liable to the Company for errors or omissions made in good faith where Employee has not exhibited gross, willful and wanton negligence and misconduct or performed criminal and fraudulent acts which materially damage the business of the Company.

         10. No Prior Agreements. Employee hereby represents and warrants to the Company that the execution of this Agreement by Employee and his employment by the Company and the performance of his duties hereunder will not violate or be a breach of any agreement with a former employer, client or any other person or entity. Further, Employee agrees to indemnify the Company for any claim, including, but not limited to, attorneys' fees and expenses of investigation, by any such third party that such third party may now have or may hereafter come to have against the Company based upon or arising out of an non-competition agreement, invention or secrecy agreement between Employee and such third party which was in existence as of the date of this Agreement.

         11. Assignment; Binding Effect. Employee understands that he has been selected for employment by the Company on the basis of his personal qualifications, experience and skills. Employee agrees, therefore, he cannot assign all or any portion of his performance under this Agreement and the Company, agrees not to assign all or any portion of its obligations under this Agreement (other than to a successor as a result of a Change in Control). Subject to the preceding two (2) sentences and the express provisions of Section 12 below, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective heirs, legal representatives, successors and assigns.


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         12. Change in Control.

         (a) Unless he elects to terminate this Agreement pursuant to (c) below, Employee understands and acknowledges that the Company may be merged or consolidated with or into another entity and that such entity shall automatically succeed to the rights and obligations of the Company hereunder.

         (b) In the event of a pending Change in Control wherein the Employee has not received written notice at least fifteen (15) business days prior to the anticipated closing date of the transaction giving rise to the Change in Control from the successor to all or a substantial portion of the Company's business and/or assets that such successor is willing as of the closing to assume and agree to perform the Company's obligations under this Agreement in the same manner and to the same extent that the Company is hereby required to perform, such Change in Control shall be deemed to be a termination of this Agreement by the company and the amount of the lump-sum severance payment due to Employee shall be three (3) times the sum of Employee's annual salary in effect immediately prior to the Change in Control and the non-competition provisions of
Section 3 shall not apply whatsoever. Payment shall be made either at closing of the transaction if notice is served at least five (5) days before closing or within ten (10) days of Employee's written notice.

         (c) In any Change in Control situation in which Employee has received written notice from the successor to the Company that such pending successor is willing to assume the Company's obligations hereunder or Employee receives notice after (or within 15 business days prior to) the Change in Control that Employee is being terminated, Employee may nonetheless, at his sole discretion, elect to terminate this Agreement by providing written notice to the Company at any time prior to closing of the transaction and up to two (2) years after the closing of the transaction giving rise to the Change in Control. In such case, the amount of the lump-sum severance payment due to Employee shall be three (3) times the sum of Employee's annual salary in effect immediately prior to the Change in Control and the non-competition provisions of Section 3 shall all apply. Payment shall be made either at closing if notice is served at least five
(5) days before closing or within ten (10) days of written notice by Employee.

         (d) For purposes of applying Section 5 under the circumstances described in (b) and (c) above, the effective date of termination will be the later of the closing date of the transaction giving rise to the Change in Control or Employee's notice as described above, and all compensation, reimbursements and lump-sum payments due Employee must be paid in full by the Company at such time. Further, Employee will be given sufficient time in order to comply with the Securities and Exchange Commission's regulations to elect whether to exercise and sell all or any of his vested options to purchase Common Stock of the Company, including any options with accelerated vesting under the provisions of the Company's stock option or similar plan, as amended or any warrants, such that he may convert the options or warrants to shares of Common Stock of the Company at or prior to the closing of the transaction giving rise to the Change in Control, if he so desires.

         (e) A "Change in Control" shall be deemed to have occurred if:

                  (i) any person, other than the Company or an employee benefit plan of the Company, acquires directly or indirectly the Beneficial Ownership (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended) of any voting security of the Company and immediately after such acquisition such person is, directly or indirectly, the Beneficial Owner of voting securities representing 20% or more of the total voting power of all of the then-outstanding voting securities of the Company;

                  (ii) the individuals (A) who, as of the Effective Date of the Company's Plan of Re-Organization, constitute the Board of Directors of the Company (the "Original Directors") or (B) who thereafter are elected to the Board of Directors of the Company and whose election, or nomination for election, to the Board of Directors of the Company was approved by a vote of at least two-thirds (2/3) of the Original Directors then still in office (such directors becoming "Additional Original Directors" immediately following their election) or (C) who are elected to the Board of Directors of the Company and whose election, or nomination for election, to the Board of Directors of the Company was approved by a vote of at least two-thirds (2/3) of the Original Directors and Additional Original Directors then still in office (such directors also becoming "Additional Original Directors"


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         immediately following their election), cease for any reason to constitute a majority of the members of the Board of Directors of the Company;

                  (iii) the consummation of a merger, consolidation, recapitalization or reorganization of the Company, a reverse stock split of outstanding voting securities of the Company, or consummation of any such transaction if stockholder approval is not sought or obtained, other than any such transaction which would result in at least 75% of the total voting power represented by the voting securities of the surviving entity outstanding immediately after such transaction being Beneficially Owned by holders of at least 75% of the outstanding voting securities of the Company immediately prior to the transaction, with the voting power of each such continuing holder relative to other such continuing holders not substantially altered in the transaction; or

                  (iv) the consummation of a complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or a substantial portion of the Company's assets (i.e., 33-1/3% or more of the total assets, revenue, EBITDA, or operating income of the Company (including the Company's subsidiaries)).

         (f) Continuation of Benefits.

                  (i) Following the termination of the Executive's employment in connection with a Change in Control (as contemplated by Section 12(b) or 12(c) of this Agreement) (a "Change in Control Termination") and until the earlier of (A) one (1) year following such Change in Control Termination or (B) the date on which the Executive becomes employed by a new employer (other than to the successor to the Company following such Change in Control), the Company shall, at its expense, provide the Executive with medical, dental, life insurance, disability and accidental death and dismemberment benefits ("Insurance Benefits") at the highest level provided to the Executive immediately prior to the Change in Control; provided, however, if the Executive becomes employed by a new employer that maintains Insurance Benefits that either (x) do not cover the Executive with respect to a pre-existing condition that was covered under the Company's Insurance Benefits, or (y) do not cover the Executive for a designated waiting period, or (z) do not provide for a certain benefit, the Executive's coverage under the Company's Insurance Benefits shall continue (with respect to such area of non-coverage described in (x), (y) or (z), as applicable), without limitation, until the earlier of the end of the applicable period of non-coverage under the new employer's Insurance Benefits or the third anniversary of the Change in Control.

                  (ii) The Company shall reimburse all reasonable expenses incurred by the Executive for reasonable office and secretarial expenses and for reasonable professional outplacement services by qualified consultants selected by the Executive for up to 1 year after a Change in Control Termination.

                  (iii) The Executive shall not be required to seek other employment following a Change in Control Termination and any compensation earned from other employment shall not reduce the amounts otherwise payable under this Agreement.

         (g) If any portion of the severance benefits, Change in Control benefits or any other payment under this Agreement, or under any other agreement with; or plan of the Company, including but not limited to stock options, warrants and other long-term incentives (in the aggregate "Total Payments") would be subject to the excise tax imposed by Section 4999 of the Code, as amended (or any similar tax that may hereafter be imposed) or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to is the "Excise Tax"), then Employee shall be entitled to receive from the Company an additional payment (the "Gross-up Payment") (i.e., in addition to such other severance benefits, Change in Control benefits or any other payments under this Agreement) in an amount such that the net amount of Total Payments and Gross-up Payment retained by the Employee, after the calculation and deduction of all Excise Tax on the Total Payments and all federal, state and local income tax, employment tax and Excise Tax on the Gross-up Payment, shall be equal to the Total Payments.

         For purposes of this Section Employee's applicable Federal, state and local taxes shall be computed at the maximum marginal rates, taking into account the effect of any loss of personal exemptions resulting from receipt of the Gross-Up Payment.

         All determinations required to be made under this Section 12, including whether a Gross-Up Payment is required under this Section, and the assumptions to be used in determining the Gross-Up Payment, shall be made by the Company's current independent accounting firm, or such other firm as the Company may designate in writing prior to a Change in Control (the "Accounting Firm"), which shall provide detailed supporting calculations both to the Company and Employee within twenty business days of the receipt of notice from Employee that there will likely be a Change in Control, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the party effecting the Change in Control or is otherwise unavailable, Employee (together with all other employees with comparable appointment rights in their respective employment agreements such that all such employees may collectively select a single accounting firm) may appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm with respect to such determinations described above shall be home solely by the Company.

         Employee agrees (unless requested otherwise by the Company) to use reasonable efforts to contest in good faith any subsequent determination by the Internal Revenue Service that Employee owes an amount of Excise Tax greater than the amount determined pursuant to this Section; provided, that Employee shall be entitled to reimbursement by the Company (on an after tax basis) of all fees and expenses reasonably incurred by Employee in contesting such determination. In the event the Internal Revenue Service or any court of competent jurisdiction determines that Employee owes an amount of Excise Tax that is greater than the amount previously taken into account and paid under this Agreement (such additional Excise Tax being the "Additional Excise Tax"), the Company shall promptly pay to Employee the amount of such shortfall. In the case of any payment that the Company is required to make to Employee pursuant to the preceding sentence (a "Later Payment"), the Company shall also pay to Employee an additional amount such that after payment by Employee of all of Employee's applicable Federal, state and local taxes, including any interest and penalties assessed by any taxing authority, on the Later Payment, Employee will retain from the Later Payment an amount equal to the Additional Excise Tax, which Employee shall use to pay the Additional Excise Tax.

         (h) In the event of a Change in Control, the Company shall require that the ultimate parent entity (or if no parent entity, the acquiring entity itself) of any entity that acquires control (through ownership of securities or assets, consistent with the definitional triggers of a Change in Control set forth above) of the Company in connection with such Change in Control assume or guaranty the Company's obligations under Sections 12(f) and 12(g) of this Agreement.

         13. Complete Agreement. This Agreement is not a promise of future employment. Employee has no oral representations, understandings or agreements with the Company or any of its officers, directors or representatives covering the same subject matter as this Agreement. This written Agreement is the final, complete and exclusive statement and expression of the agreement between the Company and Employee and of all the terms of this Agreement, and it cannot be varied, contradicted or supplemented by evidence of any prior or contemporaneous oral or written agreements. This written Agreement may not be later modified except by a further writing signed by a duly authorized officer of the Company and Employee, and no term of this Agreement may be waived except by writing signed by the party waiving the benefit of such term.

         14. Notice. Whenever any notice is required hereunder, it shall be given in writing addressed as follows:

To the Company:     Lason Systems, Inc.
                    1305 Stephenson Highway
                    Troy, Michigan 48083
                    Attn: President and CEO
with a copy to:     Laurence B. Deitch
                    Bodman, Longley & Dahling LLP
                    100 Renaissance Center
                    34th Floor
                    Detroit, Michigan 48243

To Employee:        Douglas S. Kearney
                    45183 Saltz Road
                    Canton, Michigan  48187

         Notice shall be deemed given and effective three (3) days after the deposit in the U.S. mail of a writing addressed as above and sent first class mail, certified, return receipt requested, or when actually received. Either party may change the address for notice by notifying the other party of such change in accordance with this Section 14.

         15. Severability; Headings. If any portion of this Agreement is held invalid or inoperative, the other portions of this Agreement shall be deemed valid and operative and, so far as is reasonable and possible, effect shall be given to the intent manifested by the portion held invalid or inoperative. The Section headings herein are for reference purposes only and are not intended in any way to describe, interpret, define or limit the extent or intent of the Agreement or of any part hereof.

         16. Arbitration. Any unresolved dispute or controversy arising under or in connection with this Agreement or Employee's employment shall be settled exclusively by arbitration, conducted before a panel of three (3) arbitrators sitting in the Detroit, Michigan metropolitan area, in accordance with the rules of the American Arbitration Association then in effect. The arbitrators shall not have the authority to add to, detract from, or modify any provision hereof nor to award punitive damages to any injured party. The arbitrators shall have the authority to order back-pay, severance compensation, vesting of options (or cash compensation in lieu of vesting of options), reimbursement of costs, including those incurred to enforce this Agreement, and interest thereon in the event the arbitrators determine that Employee was terminated without disability or good cause, as defined in Sections 5(b) and 5(c), respectively, or that the Company has otherwise materially breached this Agreement. A decision by a majority of the arbitration panel shall be final and binding. Judgment may be entered on the arbitrators' award in any court having jurisdiction. The costs of any arbitration proceeding shall be borne by the party or parties not prevailing in such proceeding as determined by the arbitrators. This Section shall survive any termination of this Agreement.

         17. Governing Law. This Agreement shall in all respects be construed according to the laws of the State of Michigan.

                                     COMPANY:

                                     Lason Systems, Inc.

                                     By: /s/ Ronald D. Risher
                                         --------------------------------------
                                                Ronald D. Risher
                                     Its: President and Chief Executive Officer

                                     EMPLOYEE:

                                     /s/ Douglas S. Kearney
                                     ------------------------------------------
                                     DOUGLAS S. KEARNEY


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